EXHIBIT NO. 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
PROFIT SHARING PLAN

Employer ID 39-0394230
Plan ID 016

Financial Statements As of and for the Years Ended
December 31, 2015 and 2014

Supplemental Schedule
As of December 31, 2015

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Participants of
Kimberly-Clark Corporation 401(k) and Profit Sharing Plan:
We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1, the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan merged into the Plan and participant balances were transferred to the Plan during March 2015.
As discussed in Note 2, in 2015 the Plan retrospectively adopted Financial Accounting Standards Board Accounting Standards Update No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965).
The supplemental schedule of assets (held at end of year) as of December 31, 2015 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 17, 2016

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2015	2014

Assets
Investments at fair value	$3,194,407	$3,217,930
Receivables:
Dividends	2,158	1,859
Interest	20	25
Due from broker	1,057	1,745
Employee contributions	3,874	3,621
Employer matching contributions	1,549	1,436
Employer profit sharing contributions	34,576	29,049
Notes receivable from participants	29,409	27,783
Total Receivables	72,643	65,518
Total Assets	3,267,050	3,283,448

Liabilities
Fees payable	1,776	486
Due to broker	1,833	2,899
Total Liabilities	3,609	3,385

Net Assets Available for Benefits	$3,263,441	$3,280,063

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	For the Year Ended December 31
(Thousands of dollars)	2015	2014

Additions to Net Assets Available for Benefits
Investment income:
Net appreciation (depreciation) in fair value of investments	$(169)	$185,628
Dividends - Kimberly-Clark Corporation stock	9,455	7,735
Dividends - SDBA	5,509	5,597
Interest	122	55
Net investment income	14,917	199,015
Contributions:
Employee contributions	107,735	98,366
Employer profit sharing contributions	34,578	29,049
Employer matching contributions	42,335	40,458
Forfeitures used to reduce employer contributions	(751)	(874)
Total contributions	183,897	166,999
Interest on notes receivable from participants	1,126	994
Total Additions	199,940	367,008

Deductions from Net Assets Available for Benefits
Benefits paid to participants	244,923	175,509
Administrative expenses	6,045	4,676
Total Deductions	250,968	180,185
Net increase (decrease) prior to transfers	(51,028)	186,823

Transfers to Halyard Health 401(k) Plan	—	(201,752)
Net Transfers from Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan	34,406	335,788
Total Transfers	34,406	134,036

Net Increase (Decrease) in Net Assets Available for Benefits	(16,622)	320,859

Net Assets Available for Benefits
Beginning of Year	3,280,063	2,959,204
End of Year	$3,263,441	$3,280,063

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
The Plan, sponsored by Kimberly-Clark Corporation (the "Corporation"), was adopted on January 1, 2010. It is a defined contribution plan covering eligible employees of the Corporation, and its participating subsidiaries. Effective January 1, 2010, the Plan became an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the "Code"). Salary, hourly non-union and hourly union (as bargained) employees of the Corporation and its participating U.S. subsidiaries (collectively, the "Employer") are eligible to participate in the Plan.

Hourly union participants at Chester, Marinette, Mobile, Neenah Cold Spring, and Lakeview Satellite bargained to participate in the Plan effective January 1, 2015, and their participant balances were transferred from the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan ("RCP") to the Plan as discussed in Note 2. As a result of bargaining, hourly union participants at Fullerton, the last remaining location with participants in the RCP, began participating in the Plan effective March 21, 2015, and their participant balances were also transferred from the RCP to the Plan. With this last collective bargaining agreement in place, the RCP merged into the Plan to form a single plan effective March 21, 2015.

The Board of Directors of the Corporation or its delegate may change the eligibility and other provisions of the Plan from time to time. The assets of the Plan are held with The Northern Trust Company ("Trustee"). The named fiduciary for the Plan is the Benefits Administration Committee.

Contributions
An eligible employee may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld ("401(k) contributions"), after-tax contributions, and Roth 401(k) contributions in any combination up to 50% in whole percentages or flat dollar amounts of base salary. 401(k) contributions, after-tax contributions, and Roth 401(k) contributions in any combination up to 4% of base salary are eligible for employer matching contributions. Employees that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Company Match Safe Harbor contributions ("Employer matching contributions") are determined based upon a percentage of qualifying employee contributions. The Corporation makes a matching contribution of 100% on the first 4% of eligible earnings. The employer matching contributions are not required to meet anti-discrimination requirements and testing and do not require distinction of highly compensated employees. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All Employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan.

The Employer makes a discretionary annual profit sharing contribution for each eligible employee based on the adjusted earnings per share performance from a range of 0% to 6% of eligible earnings. The contribution is deposited into participants' accounts as soon as administratively possible. The contributions for 2015 and 2014 were 3.1% and 3.0% of eligible earnings for each year and totaled $34.6 million and $29.0 million, respectively, and were deposited into participants' accounts within the first two months of the following year.

Employee contributions receivable as of December 31, 2015, presented on the Statement of Net Assets Available for Benefits of $3.9 million includes 401(k) contributions receivable of $3.1 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.8 million. The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2015 of $107.7 million includes 401(k) contributions of $86.6 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $21.1 million.

Employee contributions receivable as of December 31, 2014, presented on the Statement of Net Assets Available for Benefits of $3.6 million includes 401(k) contributions receivable of $2.9 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.7 million. The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2014 of $98.4 million includes 401(k) contributions of $82.3 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $16.1 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the employee's contributions, the employer matching contributions, profit sharing contributions, and Plan earnings and losses, less expenses.

Investments
All investment elections are held by the Trustee and employee contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Employees can elect to have their contributions in any of the 19 fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund ("K-C Stock Fund"), two different collective funds offered by Columbia Management (formerly, Ameriprise), which are the Money Market and Stable Income Fund, and 16 collective funds offered by BlackRock which include the Russell 1000 Value Index Non-Lendable Fund F, Russell 2000 Index Non-Lendable Fund F, Russell 1000 Growth Index Non-Lendable Fund F, U.S. Debt Index Non-Lendable Fund F, Russell 1000 Index Non-Lendable Fund F, MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F, and 10 LifePath Index Non-Lendable Fund F funds which are the Retirement Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund, 2040 Fund, 2045 Fund, 2050 Fund, 2055 Fund and 2060 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

During 2014, the LifePath Index 2015 Non-Lendable Fund F assets were transferred to the LifePath Index Target Conservative Non-Lendable Fund F.

Vesting
Employees are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. Vesting in company match and profit sharing contributions occurs after two years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 percent interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest is paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of $50 is charged to the participant. A loan may be a general purpose loan which must be repaid within a maximum of four years, or a primary residence loan, which must be repaid within a maximum of 10 years.

Distributions
Upon termination of a participant's employment and after two or more years of qualified service, or because of death, the value of the participant's accounts, including the value of all employer matching and profit sharing contributions, is distributable in either a lump sum or partial amount per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is $5 thousand or less but more than $1 thousand, the balance will automatically be rolled over to Millennium Trust, a financial services company servicing individuals, where a separate IRA account will be established for the participant. If termination occurs other than as noted above, the value of nonvested employer matching and profit sharing contributions is forfeited and used to reduce subsequent employer matching and profit sharing contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2015 and 2014 were $2.8 million and $2.2 million, respectively, and are included in benefits paid to participants on the Statements of Changes in Net Assets Available for Benefits.

Withdrawals
An employee may withdraw the value of their after-tax accounts and the value of profit sharing, and employer matching contributions, if vested. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions, profit sharing, and earnings credited, in the case of hardship or after attaining age 59½. The employee will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

Forfeited Accounts
For the years ended December 31, 2015 and 2014, forfeitures totaled $0.8 million and $0.9 million, respectively. The forfeitures are used to offset employer contributions.

Voting of Company Stock
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are as follows:

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value per share.  The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents represent the following: 1) funds held for distributions and transfers in the K-C Stock Fund, 2) funds held for pending participant disbursements in the clearing account, and 3) funds invested in cash equivalent securities and pending transactions in the SDBA. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Benefits Paid to Participants
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were $0.4 million and $0.5 million at December 31, 2015 and 2014, respectively.

Transfers to (from) the Plan
For the year ended December 31, 2015, transfers to the Plan from the RCP were $34.4 million, all as a result of the collectively bargained agreement at Fullerton.

For the year ended December 31, 2014, net transfers to the Plan from the RCP were $335.8 million, substantially all as a result of collectively bargained agreements at Chester, Marinette, Mobile, Neenah Cold Spring, and Lakeview Satellite. Transfers as a result of employment status changes from non-union to hourly union resulted in a transfer of assets from the Plan of $28 thousand.

For the year ended December 31, 2014, assets were transferred out of the Plan to the Halyard Health Inc. 401(k) Plan on November 1, 2014 in the amount of $201.8 million as a result of the Corporation's spin-off of its health care business.

New Accounting Standards
In July 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient (consensuses of the FASB Emerging Issues Task Force). This three part standard simplifies employee benefit plan reporting with respect to fully benefit-responsive investment contracts and plan investment disclosures and provides for a measurement-date practical expedient. Parts (I) and (II) are effective for fiscal years beginning after December 15, 2015 and should be applied retrospectively, with early application permitted. Part (III) is effective for fiscal years beginning after December 15, 2015 and should be applied prospectively, with early application permitted. The Plan early adopted this ASU on December 31, 2015. Accordingly, the provisions of Parts (I) and (II) of the ASU were retrospectively applied and are reflected in the Statements of Net Assets Available for Benefits and in the notes to the financial statements. The adoption resulted in the reclassification of the adjustment from fair value to contract value for the Stable Income Fund totaling $2.6 million in the Statements of Net Assets Available for Benefits. Certain historical disclosures that are no longer required were removed. Part (III) is not applicable to the Plan.

In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the FASB Emerging Issues Task Force), which exempts investments measured using the net asset value (NAV) practical expedient in Accounting Standards Codification ("ASC") 820, Fair Value Measurement, from categorization within the fair value hierarchy. The guidance requires retrospective application and is effective for public business entities for fiscal years beginning after December 15, 2015. The effects of this update are not expected to have a material effect on the Plan's financial statements.

Note 3. Fair Value Measurements

ASC 820, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy, a summary of the Plan's investments measured at fair value as of December 31, 2015 and 2014:

	December 31 2015	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash equivalents	$49,725	$—	$49,725
Collective funds	2,699,984	—	2,699,984
Kimberly-Clark Corporation stock fund	286,992	—	286,992
Self-Directed Brokerage Account ("SDBA")	157,706	156,765	941
Total Investments at Fair Value	$3,194,407	$156,765	$3,037,642

	December 31 2014	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash equivalents	$49,003	$—	$49,003
Collective funds	2,712,623	—	2,712,623
Kimberly-Clark Corporation stock fund	286,450	—	286,450
SDBA	169,854	169,028	826
Total Investments at Fair Value	$3,217,930	$169,028	$3,048,902

As of December 31, 2015 and 2014, there were no assets with a Level 3 fair value determination. The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The Plan's policy is to recognize significant transfers between levels at the end of the year. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2015 and 2014, there were no significant transfers among level 1 or 2 fair value determinations.

Following is a description of the valuation methodologies used for the Plan's investments measured at fair value. There have been no changes in the methodologies used at December 31, 2015 and 2014.

Cash equivalents: The cash equivalents are a result of the cash liquidity held in the K-C Stock Fund, the clearing account and the SDBA. The valuation of the cash equivalents is considered a level 2 due to the cash being held in a fund or short-term cash that has movement between funds or out of the Plan.

Collective funds: Composed of short-term investment funds, a fixed income fund, equity funds and multi-asset class funds. The fair value of each fund is determined by multiplying the net asset value per unit by the number of units held by the Plan. The net asset value is based on the values of the underlying securities and cash held in the fund.

Kimberly-Clark Corporation stock fund: Fair value of the Corporation's common stock is determined based on the unadjusted quoted prices for identical assets. The valuation of the common stock is considered a level 2 due to the common stock being held in a fund with cash equivalents. The fair value of the fund is determined by multiplying the net asset value per unit by the number of units held by the Plan. The net asset value is based on the values of the stock and cash equivalents held by the fund.

SDBA: The account consists primarily of mutual funds and common stocks that are valued on the basis of readily determinable market prices.

Note 4. Net Asset Value (NAV) Per Share

The following table for December 31, 2015 and 2014, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using NAV per Share
Investment	December 31 2015 Fair Value (a)	December 31 2014 Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$10,564	$12,227	$—	Daily	None	Daily
Fixed income funds (c)	826,309	780,549	—	Daily	None	Daily
Multi-asset class funds (d)	383,244	406,973	—	Daily	None	Daily
Equity index funds (e)	1,777,423	1,814,186	—	Daily	None	Daily
(a) The fair values of the investments have been estimated using the NAV of the investment.
(b) Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.
(c) The fixed income fund strategy seeks to replicate the Barclays Capital Aggregate Bond Index or provide capital preservation and income.

(d) Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.
(e) Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the Russell 1000 Index or Russell 2000 Index.

Note 5. Party-In-Interest Transactions

At December 31, 2015, the Plan held 2.3 million shares of the Corporation's common stock at a fair value of $287 million. During the year ended December 31, 2015, 1.6 million shares were acquired, 1.9 million shares were disposed, and 32 thousand shares were transferred from the RCP to the Plan.

At December 31, 2014, the Plan held 2.5 million shares of the Corporation's common stock at a fair value of $286.5 million. During the year ended December 31, 2014, 2.7 million shares were acquired, 2.8 million shares were disposed, and 289 thousand shares were transferred from the RCP to the Plan.

All of the above transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 6. Plan Termination

Although it has not expressed any intention to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

Note 7. Federal Income Tax Status

The Internal Revenue Service ("IRS") has determined and informed the Corporation in a letter dated October 17, 2014, that the Plan and the related trust were designed in accordance with the applicable requirements of the Code. The Plan satisfies the requirement of Section 401(a) of the Code and Plan management is not aware of any Plan provision that would result in disqualification. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax and Roth contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant pre-tax 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2012.

Note 8. Changes to the Plan

During the year ended December 31, 2015, the Plan was amended to: (1) reflect that effective March 21, 2015, all eligible hourly union participants at Fullerton began participation in the Plan, and further on March 20, 2015, at 11:59 P.M., Fullerton participants' account balances and other designations and elections transferred from the RCP to the Plan, (2) declare that any participant rollover contribution will be allocated based on the participant's current elections on file; or, if no election is on file, default into the Target Date Fund closest to the date the participant turns age 65; effective January 1, 2016, (3) limit a participant to two regular withdrawals per calendar year; effective January 1, 2016, (4) change the waiting period between loans from two weeks to 30 calendar days after the outstanding loan has been paid; effective January 1, 2016, (5) allow participants to make partial manual loan repayments; effective January 1, 2016, (6) allow a terminated participant with an outstanding loan balance to continue making loan payments based on the terms of the loan; effective January 1, 2016, (7) declare that loan repayments will be allocated and invested in available investment funds based on the participant's current election on file; effective January 1, 2016.

During the year ended December 31, 2014, the Plan was amended to: (1) eliminate hardship withdrawals from Roth 401(k) Rollovers; effective July 1, 2014, (2) adjust the following items for the determination letter from the IRS: definition of compensation, how and when excess deferrals are to be distributed to participants, dividends paid in cash to be distributed no later than 90 days, Roth elective deferrals may only be rolled over to designated Roth accounts or Roth IRAs; all effective January 1, 2010, (3) state that account balances and benefit liabilities of the Plan for Halyard employees be transferred effective November 1, 2014, participants who invest in K-C Stock fund will receive shares of Halyard stock for each share of K-C Stock held in their account based on a distribution ratio; for participants who are not Halyard, the Halyard stock shall be automatically sold and reinvested in K-C Stock within the K-C Stock Fund and the Plan is amended to remove Avent and I-Flow as Employers; effective November 1, 2014, (4) allow all eligible hourly union participants at Chester, Marinette, Mobile, Neenah Cold Spring, Lakeview Satellite, and former Everett employees to transfer balances into the Plan; effective December 31, 2014, (5) provide participants hired at San Antonio as of June 1, 2014 with less than 2 years of service entitlement to full benefits at time of severance; effective June 1, 2014, (6) declare that the Plan Administrator is the Benefits Administration Committee; effective January 1, 2015, (7) adjust the Qualified Domestic Relation Order fee to $675; effective January 1, 2013.

Note 9. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2015, to Form 5500:

December 31, 2015
(Thousands of dollars)
Benefits paid to participants per the financial statements	$244,923
Add: Benefit payments requested by participants at December 31, 2015	437
Less: Benefit payments requested by participants at December 31, 2014	(474)
Benefits paid to participants for Form 5500	$244,886

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2015 and 2014 to Form 5500:

	December 31
	2015	2014
	(Thousands of dollars)
Net assets available for benefits per the financial statements	$3,263,441	$3,280,063
Less: Benefit payments requested by participants	(437)	(474)
Add: Adjustment from contract value to fair value for fully benefit-responsive stable income fund	—	2,636
Net assets available for benefits per Form 5500	$3,263,004	$3,282,225

The following is a reconciliation of additions per the financial statements for the year ended December 31, 2015, to Form 5500:

December 31, 2015
(Thousands of dollars)
Total additions per the financial statements	$199,940
Less: Adjustment from contract value to fair value for fully benefit-responsive stable income fund for 2014	(2,636)
Total income per Form 5500	$197,304

Note 10. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230
PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Profit Sharing Plan / 016

		December 31, 2015
Identity of Investment Issuer	Description of Investment	Fair Value
		(Thousands of dollars)
The Northern Trust (1)	Cash equivalents	$49,725

Columbia Management	Collective Funds:
	CT Money Market Fund Z	77,832
	CT Money Market Fund Z	39,352
	CT Stable Government Fund Z	79,359
	CT Stable Income Fund Z	209,310
		405,853

BlackRock	Collective Funds:
	U.S. Debt Index Non-Lendable Fund F	420,455
	Russell 1000 Index Non-Lendable Fund F	505,902
	Russell 1000 Value Index Non-Lendable Fund F	160,175
	Russell 1000 Growth Index Non-Lendable Fund F	254,254
	Russell 2000 Index Non-Lending Fund F	176,189
	MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F	393,913
	LifePath Index Target Conservative Non-Lendable Fund F	79,072
	LifePath Index 2020 Non-Lendable Fund F	17,187
	LifePath Index 2025 Non-Lendable Fund F	118,144
	LifePath Index 2030 Non-Lendable Fund F	10,676
	LifePath Index 2035 Non-Lendable Fund F	82,069
	LifePath Index 2040 Non-Lendable Fund F	7,090
	LifePath Index 2045 Non-Lendable Fund F	55,512
	LifePath Index 2050 Non-Lendable Fund F	5,674
	LifePath Index 2055 Non-Lendable Fund F	7,468
	LifePath Index 2060 Non-Lendable Fund F	351
		2,294,131

K-C (1)	Stock Fund	286,992

Hewitt (1)	SDBA	157,706

The Northern Trust (1)	Notes receivable from participants rate of interest (3.25% - 8.25%) maturity dates (January 2016 - October 2043)	29,409

Total Investments		$3,223,816

(1)	Sponsor and/or issuer known to be a party-in-interest to the Plan.
Cost is not presented as all investments are participant directed.
See accompanying report of independent registered public accounting firm.